Exhibit 8.1

THIRD AMENDED AND RESTATED SUBSCRIPTION ESCROW AGREEMENT

This Third Amended and Restated Subscription Escrow Agreement (the “Agreement”) is made effective as of December 6, 2021 (the “Effective Date”), by and between Here 001 LLC, a Delaware series limited liability company with its principal place of business located at 1111 Brickell Ave, 10th Floor, Miami, FL 33131 (the “Company”), Dalmore Group a _____ limited liability company with its principal place of business located at ________________ (the “Broker-Dealer of Record”), and Atlantic Capital Bank, N.A., a Georgia banking corporation (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Company proposes to offer for sale securities pursuant to Tier 2 of Regulation A under the Securities Act of 1933, as amended (the “Offering”), for a maximum of $389,340.00 ($) (the “Maximum Offering Amount”), membership interests in various series of the Company (the “Membership Interests” or “Interests”). Subscribers, as defined below, may purchase the securities in increments of not less than one Interest, payable in cash pursuant to subscription agreements for the Offering (“Subscription Agreements”); and

WHEREAS, the Securities are proposed to be offered for sale to investors pursuant to an exemption from registration under the Securities Act of 1933, as amended, and pursuant to exemptions from registration under certain state securities laws;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Escrow Agent agree as follows:

1.	Deposits in Escrow.

(a) The Company shall deposit or cause to be deposited with the Escrow Agent all subscription proceeds received from investors who desire to purchase the securities (the “Subscribers”) to be held in escrow under the terms of this Agreement until it receives notice of a Contingency (as defined below) from the Company or the Broker-Dealer of Record (each, an “Authorized Representative,” and together, the “Authorized Representatives”) as described in Section 3. Proceeds the Escrow Agent receives from the Subscribers are “Subscription Proceeds.” The Escrow Agent shall have no responsibility for Subscription Proceeds until such proceeds are actually received, clear through normal banking channels and constitute collected funds. The Escrow Agent shall have no duty to collect or seek to compel payment of any Subscription Proceeds, except to place such proceeds or instruments representing such proceeds for deposit and payment through customary banking channels and through the payment services provider of the Company. “Contingency” means (a) the verification by the Broker-Dealer of Record of the “qualified purchaser” status of each accepted Subscriber for an Offering of a particular series of the Company, (b) the qualification by the Securities and Exchange Commission of an offering circular or amendment thereto with respect to the Offering of a particular series of the Company, (c) the acceptance of the Subscription Agreements by the Company for an Offering of a particular series of the Company, and (d) the acceptance of subscriptions for the minimum amount of interests to be issued for an Offering of a particular series of the Company, as set forth in the offering circular or amendment or supplement thereto with respect to such Offering (the “Total Minimum Interests”).

(b) Upon request, the Company shall deliver electronically to the Escrow Agent, in a form acceptable to the Escrow Agent, schedules disclosing the name and address of each of the Subscribers, the number of Interests subscribed for by each Subscriber, the federal tax identification number of each of the Subscribers, the amount of Subscription Proceeds received from each Subscriber, and such other information as may be required and is reasonably available to the Company. The Escrow Agent shall deposit each Subscriber’s Subscription Proceeds into a non-interest-bearing account.

(c) The Escrow Agent shall have no duty or responsibility to enforce the collection or demand payment of any funds from the Company, the Broker-Dealer of Record, or any investor.

2.	Rejection of Subscription Agreement.

(a) Any Subscription Agreement may be rejected by the Company in whole or in part. An Authorized Representative shall promptly notify the Escrow Agent in writing (email shall suffice) in the event of any such rejection or cutback of a subscribed amount under a Subscription Agreement. At such time, an Authorized Representative shall instruct the Company’s payment services provider to promptly return funds tendered by such Subscriber, without deduction or payment of interest.

(b) In the event of a withdrawal of a Subscription Agreement by a Subscriber, an Authorized Representative shall promptly notify the Escrow Agent in writing (email shall suffice) that a Subscription Agreement has been withdrawn by a Subscriber. At such time, an Authorized Representative shall instruct the Company’s payment services provider to promptly return to such Subscriber the Subscription Proceeds tendered therewith, without deduction or payment of interest.

(c) A confirmation of any returned funds through the Company’s payment services provider shall be provided by an Authorized Representative to the Escrow Agent electronically upon completion of the return upon request.

3. Total Minimum Interests. The Broker-Dealer of Record agrees to notify the Company once it has received subscriptions for the Total Minimum Interests, based on Broker-Dealer of Record’s review of the Subscription Agreements and related documentation. Broker-Dealer of Record and the Company shall jointly review the Company’s records and Broker-Dealer of Record shall corroborate that, to the best of the Broker-Dealer of Record’s knowledge after due inquiry and review of the Company’s records, (i) full payment for the number of Interests equal to or greater than the Total Minimum Interests have been received, delivered to and collected by the Escrow Agent, (ii) that such subscriptions have not been withdrawn, rejected or otherwise terminated, and (iii) that the Subscribers have no statutory or regulatory rights of rescission without cause or all such rights have expired. It is the Company’s responsibility to confirm that the Total Minimum Interests have been received.

4.	Disbursements.

(a) Upon notification by an authorized person of the Company to the Escrow Agent that a Contingency has occurred, the Escrow Agent shall disburse Subscription Proceeds related to that specific offering of a series of the Company in its possession to the account of such series in accordance with the instructions and payment file provided by the Company and the Broker-Dealer of Record in writing (the “Initial Disbursement”). An Authorized Representative shall notify the Escrow Agent of the timing of and how to disburse Subscription Proceeds deposited after the Initial Disbursement, if applicable.

(b) If the Offering with respect to any series has been terminated by the Company or the Broker-Dealer of Record, then an Authorized Representative shall notify the Escrow Agent of such termination and shall instruct the Company’s payment services provider to promptly refund to each of the Subscribers the full amount of Subscription Proceeds furnished by each such Subscriber in respect of that series’ Offering from the escrow account, without deduction or payment of interest.

(c) On or before the execution and delivery of this Agreement, the Company shall provide to the Escrow Agent a completed Form W-9 of the Company. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall have no duty to prepare or file any federal or state tax report or return with respect to any funds held pursuant to this Agreement.

(d) The Company shall make a copy of this Agreement available to each Subscriber.

5.	Investment of Subscription Proceeds; Compensation of Escrow Agent.

(a) The Escrow Agent shall deposit all Subscription Proceeds in non-interest bearing accounts unless otherwise directed in writing by the Company; and

(b) The Company shall promptly pay to the Escrow Agent compensation, and reimburse the Escrow Agent for costs and expenses, including the Escrow Agent’s attorney’s fees, through the funds in the Company’s operating account held by Atlantic Capital Bank or another account designated by Company and acceptable to Escrow Agent.

6.	Duties of Escrow Agent; Indemnification.

(a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no additional duties or obligations shall be implied hereunder. In performing its duties under this Agreement, or upon the claimed failure to perform any of its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which may be incurred as a result of the Escrow Agent’s so acting or failing to so act; provided, however, that the Escrow Agent shall not be relieved from liability for damages arising from the Escrow Agent’s gross negligence or willful misconduct. The Escrow Agent shall in no event incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of legal counsel, which may be counsel to either party hereto, given with respect to any question relating to the duties and responsibilities of the Escrow Agent hereunder, or (ii) any action taken or omitted to be taken in reliance upon any instrument delivered to the Escrow Agent and believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Company warrants to and agrees with the Escrow Agent that, to its knowledge, there is no security interest in the Subscription Proceeds or any part of the Subscription Proceeds and that no financing statement under the Uniform Commercial Code of any jurisdiction is on file in any jurisdiction claiming a security interest in or describing, whether specifically or generally, the Subscription Proceeds or any part of the Subscription Proceeds; and the Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Subscription Proceeds or any part of the Subscription Proceeds or to file any financing statement under the Uniform Commercial Code of any jurisdiction with respect to the Subscription Proceeds or any part thereof.

(c) As an additional consideration for and as an inducement for the Escrow Agent to serve as escrow agent hereunder, it is understood and agreed that, in the event of any controversy resulting in adverse claims and demands being made in connection with or for any money or other property involved in or affected by this Agreement, the Escrow Agent shall be entitled, at the option of the Escrow Agent, to refuse to comply with the demands of any parties so long as such controversy shall continue. In such event, the Escrow Agent may elect not to make any delivery or other disposition of the Subscription Proceeds or any part of such Subscription Proceeds. Anything herein to the contrary notwithstanding, the Escrow Agent shall not be or become liable to such parties or any of them for the failure of the Escrow Agent to comply with the conflicting or adverse demands of such parties. The Escrow Agent shall be entitled to continue to refrain and refuse to deliver or otherwise dispose of the subscription proceed or any part thereof or to otherwise act hereunder, as stated above, unless and until:

(i) the rights of such parties have been finally settled or duly adjudicated in a court having jurisdiction over such parties and the Subscription Proceeds and the Escrow Agent has received written instructions as to disbursement thereof or a copy of such court order; or

(ii) the parties have reached an agreement resolving their differences and have jointly notified the Escrow Agent in writing of such agreement and have provided the Escrow Agent with indemnity satisfactory to the Escrow Agent against any liability, claims or damages resulting from compliance by the Escrow Agent with such agreement.

In the event of a controversy as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the option of Escrow Agent, if the Company and the Broker-Dealer of Record have not named a successor Escrow Agent within thirty (30) days after the Escrow Agent’s notice of resignation pursuant to clause (e) below, to tender into the registry or custody of any court having jurisdiction, all money and property comprising the Subscription Proceeds and may take such other legal action as may be appropriate or necessary, in the opinion of Escrow Agent or its legal counsel. Upon such tender, the Escrow Agent shall be discharged from all further duties under this Agreement; provided, however, that the filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation hereunder earned prior to such filing and discharge of the Escrow Agent of its duties hereunder.

(d) The Company agrees that in the event any controversy arises under or in connection with this Agreement or the Subscription Proceeds or the Escrow Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the Subscription Proceeds, to pay to the Escrow Agent reasonable compensation for its extraordinary services and to reimburse the Escrow Agent for all costs and expenses, including reasonable legal fees and expenses, associated with such controversy or litigation; provided, however, that such compensation and legal reimbursement shall not apply if the controversy relates to the Escrow Agent’s gross negligence or willful misconduct.

(e) The Escrow Agent may resign at any time from its obligations under this Agreement by providing written notice to the Company and Broker-Dealer of Record. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than ninety (90) days after such written notice has been given. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all assets then held by it hereunder and shall thereupon be relieved of all further duties and obligations under this Agreement; provided however, the Escrow Agent shall be entitled to its compensation earned prior thereto. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

(f) The Escrow Agent shall have no obligation to take any legal action in connection with this Agreement or its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve the Escrow Agent in any cost, expense, loss or liability unless security and indemnity satisfactory to the Escrow Agent, shall be furnished.

(g) The Company and Broker-Dealer of Record jointly and severally agree to indemnify the Escrow Agent and each of its officers, directors, employees and agents and to save the Escrow Agent and each of its officers, directors, employees and agents harmless from and against any and all Claims (as hereunder defined) and Losses (as hereinafter defined) which may be incurred by the Escrow Agent or any of such officers, directors, employees or agents as a result of Claims asserted against Escrow Agent or any of such officers, directors, employees or agents directly or indirectly as a result of or in connection with Escrow Agent’s serving in the capacity of escrow agent under this Agreement, other than Claims relating to damages arising from the Escrow Agent’s gross negligence or willful misconduct. For the purposes hereof, the term “Claims” shall mean all claims, lawsuits, causes of action or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or interpleader) the Escrow Agent or any such officer, director, employee or agent, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to or be based upon, in whole or in part:

(i) the acts or omissions of the Company and Broker-Dealer of Record, or

(ii) the appointment of the Escrow Agent under this Agreement, or

(iii) the performance by the Escrow Agent of its powers and duties under this Agreement, other than claims relating to damages arising from the Escrow Agent’s gross negligence or willful misconduct.

The term “Losses” shall mean all losses, costs, damages, expenses, judgments and liabilities of whatever nature (including but not limited to attorneys’, accountants’ and other professionals’ fees, litigation and court costs and expenses and amounts paid in settlement), directly or indirectly resulting from, arising out of or relating to one or more Claims. Upon the written request of the Escrow Agent or any such officer, director, employee or agent (each referred to hereinafter as an “Indemnified Party”), the Company agrees to assume the investigation and defense of any Claim, including the employment of counsel acceptable to the applicable Indemnified Party and the payment of all expenses related thereto and, notwithstanding any such assumption, the Indemnified Party shall have the right, and the Company and Broker-Dealer of Record agree to pay the costs and expense thereof, to employ separate counsel with respect to any such Claim and to participate in the investigation and defense thereof in the event that such Indemnified Party shall have been advised by legal counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Company or the Broker-Dealer of Record. The Company and Broker-Dealer of Record hereby agree that the indemnifications and protections afforded Escrow Agent and the other Indemnified Parties in this section shall survive the termination of this Agreement and any resignation or removal of the Escrow Agent.

(h) The Company acknowledges that the Escrow Agent is serving as escrow agent for the limited purposes set forth herein and represents, covenants and warrants to the Escrow Agent that no statement or representation, whether oral or in writing, has been or will be made to any Subscriber to the effect that the Escrow Agent has investigated the desirability or advisability of investment in the Interests or approved, endorsed or passed upon the merits of such investment or is otherwise involved in any manner with the transactions contemplated hereby, other than as Escrow Agent under this Agreement. It is further agreed that the Company shall not, without the Escrow Agent’s prior written consent, use the name “Atlantic Capital”, “Atlantic Capital Bank, N.A.” or any variation thereof in any sales presentation, placement or offering memorandum or literature pertaining directly or indirectly to the Offering except strictly in the context of the duties of the Escrow Agent as escrow agent under this Agreement and in general references to the Broker-Dealer of Record’s frequent retention of the Escrow Agent; provided, that the Company shall be permitted to publicly file a copy of this Agreement pursuant to the rules and regulations of the Securities and Exchange Commission or any similar regulatory authority. Any breach or violation of the paragraph shall be grounds for immediate termination of this Agreement by the Escrow Agent.

(i) The Escrow Agent shall have no duty or responsibility for determining whether the Interests or the offer and sale thereof conform to the requirements of applicable Federal or state securities laws, including but not limited to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. The Company and the Broker-Dealer of Record represent and warrant to the Escrow Agent that the Offering will comply in all respects with applicable Federal and state securities laws and further represents and warrants that the Company has obtained and acted upon the advice of legal counsel with respect to such compliance with applicable Federal and state securities laws. The Company acknowledges that the Escrow Agent has not participated in the preparation or review of any sales or offering material relating to the Offering or the Interests. In addition to any other indemnities provided for in this Agreement, the Company agrees to indemnify and hold harmless the Escrow Agent and each of its officers, directors, agents and employees from and against all claims, liabilities, losses and damages (including attorneys’ fees) incurred by the Escrow Agent or such persons and which directly or indirectly result from any violation or alleged violation of any Federal or state securities laws in respect of the Interests or the Offering.

7.	Notices.

Any notices, elections, demands, requests and responses thereto permitted or required to be given under this Agreement shall be in writing, signed by or on behalf of the party giving the same, and addressed to the other party at the address of such other party set forth below or at such other address as such other party may designate in writing in accordance herewith. Any such notice, election, demand, request or response shall be addressed as follows and shall be deemed to have been delivered upon receipt by the addressee thereof:

If to Escrow Agent:	Atlantic Capital Bank,
N.A. Attn: John Seeds
3280 Peachtree Road, NE
Suite 1600
Atlanta, GA 30305
E-mail: john.seeds@atlcapbank.com

If to Company:	Here 001 LLC
Attn: Corey Ashton Walters
1111 Brickell Ave
10th Floor
Miami, FL 33131
E-mail: team@here.co
Tax identification #: 87-1896999

If to Broker-Dealer
of Record:	Dalmore Group, LLC
________________
________________
Tel:______________
Attn: _JT Sadler_______
E-mail: ______________
Tax identification #: _____________

8.	Successors and Assigns; Amendment.

The rights created by this Agreement shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and assigns of the Escrow Agent and the Company; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of the other parties hereto. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement. This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by each of the Company and the Broker-Dealer of Record (a copy of which shall be promptly provided to the Escrow Agent); provided that if any such amendment or waiver would have the effect of increasing or expanding the Escrow Agent’s obligations or duties under this Agreement or eliminating any protections of the Escrow Agent under this Agreement, the written consent of the Escrow Agent shall be required in addition to the written consent of the Company and the Broker-Dealer of Record. Notwithstanding the foregoing, if the Broker-Dealer of Record ceases to be the broker-dealer of record in respect of the Offering, the Company may amend this Agreement without execution by the Broker-Dealer of Record to remove the Broker-Dealer of Record from this Agreement or replace the Broker-Dealer of Record with another broker-dealer of record in respect of the Offering.

9.	Construction.

This Agreement shall be construed and enforced according to the laws of Georgia without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of the State of Georgia.

10.	Term.

This Agreement may be terminated upon no less than ninety (90) days’ prior written notice by the Company; provided, however, that the provisions of Sections 5(b), 6(g) and 6(i) hereof shall survive any termination of this Agreement and any resignation or removal of the Escrow Agent.

11.	Entire Agreement

This Agreement, including any exhibits, schedules, or separate agreements directly referenced herein, represents the entire and final agreement between the parties, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

[REMAINDER INTENTIONALLY BLANK SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

Escrow Agent: Atlantic Capital Bank, N.A.

By:	John Seeds
Title:	Senior Vice President

Company: Here 001 LLC

By:	Corey Ashton Walters its managing member,

/s/
	By:	Corey Ashton Walters
	Title:	Managing Member

Broker-Dealer of Record: Dalmore Group, LLC

By:	JT Sadler
Title:	Compliance Officer